[LOGO]

CTG Resources, Inc. o P.O. BOX 1500 o 100 COLUMBUS BOULEVARD o HARTFORD, CONN.
                                                     06144-1500 o (860) 727-3000

                                                               December 26, 1997

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of CTG Resources, Inc., scheduled to be held on Tuesday, January 27, 1998, at the office of the Company, 100 Columbus Boulevard, Hartford, Connecticut, commencing at 10:30 a.m. Your Board of Directors and management look forward to greeting personally those shareholders able to attend. Parking will be available.

     At the meeting you will be asked to elect four Directors and to ratify the appointment of the Company's independent public accountants.

     You are requested to give prompt attention to these matters, which are more fully described in the accompanying Proxy Statement. You are urged to read the Proxy Statement carefully. Your Board of Directors recommends a vote "FOR" Proposals 1 and 2.

     Regardless of the number of shares you own, it is important that they be represented and voted at the meeting, whether or not you plan to attend. Accordingly, you are requested to exercise your vote, sign, date and mail the enclosed proxy. A postage prepaid return envelope is provided for your convenience.

     Your interest and participation in the affairs of the Company are sincerely appreciated.

                     Sincerely,




                                        /s/Victor H. Frauenhofer
                                        ------------------------
                                        Victor H. Frauenhofer
                                        Chairman and Chief Executive Officer

                                     [LOGO]



                              CTG RESOURCES, INC.
    P.O. BOX 1500, 100 COLUMBUS BOULEVARD, HARTFORD, CONNECTICUT 06144-1500

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                               December 26, 1997

TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of CTG Resources, Inc. will be held at the office of the Company, 100 Columbus Boulevard, Hartford, Connecticut, on Tuesday, January 27, 1998, at 10:30 a.m., for the following purposes:


     1. To elect four Directors;


     2. To ratify the appointment of a firm of independent public accountants to audit the books and records of the Company for the fiscal year ending September 30, 1998 and;


     3. To transact such other business as may properly come before the meeting.


     The Board of Directors has fixed the close of business on December 8, 1997 as the record date for the purpose of determining the shareholders who are entitled to notice of and to vote at the meeting.


     Admission to the Meeting will be by Admission Ticket only. If you are a shareholder of record or an Employee Savings Plan participant and plan to attend, please detach your Proxy from your Admission Ticket and present the ticket for admission to the meeting. If your shares are not registered in your own name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm will request an Admission Ticket for you or will provide you with evidence of your ownership that will enable you to gain admittance to the Meeting.






                                                          /s/Reginald L. Babcock
                                                          ----------------------
                                                            Reginald L. Babcock,
                                                                 Vice President,
                                                     General Counsel & Secretary


     Please fill in, sign, date and mail the accompanying proxy without delay, even if you expect to be present in person at the Meeting.

                              CTG RESOURCES, INC.
    P.O. BOX 1500, 100 COLUMBUS BOULEVARD, HARTFORD, CONNECTICUT 06144-1500


                                PROXY STATEMENT


INTRODUCTION

     At the 1997 Annual Meeting of Shareholders of Connecticut Natural Gas Corporation ("CNG"), the shareholders of CNG approved and adopted the Agreement and Plan of Exchange, dated as of December 20, 1996 (the "Exchange Agreement"), by and between CNG and CTG Resources, Inc. ("CTG" or the "Company"), then a wholly owned subsidiary of CNG, providing for, among other things, the exchange (the "Exchange") of each outstanding share of the common stock, par value $3.125 per share, of CNG ("CNG Common Stock") for one share of the common stock, without par value, of CTG ("CTG Common Stock"). The Exchange was consummated as of the close of business on March 31, 1997, and as a result thereof, the common shareholders of CNG became shareholders of CTG and CNG became a controlled subsidiary of CTG. As used in this proxy statement, all references to the "Company" shall be deemed to mean and refer to CNG and its consolidated subsidiaries for all periods prior to the effectiveness of the Exchange and to CTG and its consolidated subsidiaries for all periods from and after the effectiveness of the Exchange. All references to the "Common Stock" of the Company shall be deemed to mean and refer to the CNG Common Stock and the CTG Common Stock, as appropriate.


SOLICITATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on January 27, 1998. The proxy, when signed and received by the Secretary prior to the meeting, will be voted unless revoked. Any shareholder giving a proxy has the power to revoke it at any time prior to voting, by giving written notice of revocation to the Secretary, submitting a properly executed proxy of later date, or attending the meeting and voting in person. The proxy will be voted as specified thereon. Unless specifically directed otherwise, all properly executed proxies will be voted for the election of directors and for the ratification of the appointment of the indicated independent public accountants.

     If a shareholder participates in the Company's Dividend Reinvestment Plan, any shares held in his or her account will be voted in accordance with the proxy returned by the shareholder unless other instructions are received.

     Only shareholders of record at the close of business on December 8, 1997 will be entitled to vote at the meeting. On that date there were 8,663,474 shares of Common Stock issued and outstanding, the holders of which are entitled to one vote per share. There is no provision in the Company's Certificate of Incorporation for cumulative voting.

     Under the applicable provisions of the Connecticut Business Corporation Act (the "CBCA"), shares entitled to vote as a separate voting group may take action on a particular matter at the Annual Meeting only if a quorum of those shares exists with respect to that matter. A majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. For this purpose, only shares of Common Stock held by those present at the Annual Meeting or for which signed proxies are returned will be considered to be represented at the Annual Meeting. All shares of Common Stock represented at the Annual Meeting will be counted without regard to abstentions as to any particular item.

     All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the terms of such proxies. Shares of Common Stock represented by proxies that are returned signed but without instructions for voting will be voted as recommended by management. Shares of Common Stock represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes and, in the case of unsigned proxies only, not counted for purposes of determining a quorum. Abstentions and broker non-votes are not counted in the tally of shares cast for or against a particular matter.

     Assuming the presence of a quorum, the election of directors requires the affirmative vote of a plurality of the votes cast by the holders of the outstanding shares of Common Stock. Ratification of the appointment of Arthur Andersen LLP and approval of any other matter to be voted upon at the Annual Meeting is achieved if the votes cast by the holders of the outstanding shares of Common Stock in favor of the proposal exceed the votes cast against the proposal.

     Any shares represented by broker proxies which are not voted with respect to any matter will not be counted in determining whether a quorum is present for consideration of such matter and will not be considered for purposes of determining the tally of shares cast for or against such matter. Proxies marked to abstain from voting with respect to any matter to be voted upon at the Annual Meeting will be counted in determining whether a quorum is present for consideration of such matter, but will not be considered for purposes of determining the tally of shares cast for or against such matter.

     The cost of solicitation of proxies will be paid by the Company. In addition to the solicitation by use of the mail, directors, officers or regular employees of the Company may solicit proxies personally or by telephone or electronic means, and the Company may request persons holding stock for others in their names or in the names of nominees to obtain proxies from and send proxy material to their principals, and it may reimburse such persons for their expense in so doing. The Company has retained the firm of D.F. King & Co., Inc. to aid in the solicitation of proxies, for which services the Company will pay a fee not exceeding $8,000, plus out-of-pocket disbursements.

     The Company's Annual Report for the fiscal year ended September 30, 1997 is being mailed together with this Proxy Statement. The proxy and this proxy statement were first mailed to the shareholders on or about December 26, 1997.

ITEM 1
ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, and each class of directors is elected for a three year term. At each Annual Meeting of Shareholders, directors are elected to succeed those in the class whose terms are expiring.

     In connection with the consummation of the Exchange and the formation of the Company's current holding company structure, the designations of the classes of the current directors were changed to preserve the then-current terms of the directors in office immediately prior to the effectiveness of the Exchange. As a result of this redesignation, the persons who were previously designated as Class II directors are now designated as Class I directors and the terms of these directors are scheduled to expire on the date of the Annual Meeting. Mr. Fonteyne, Mr. Mullane, Mr. Shima and Mr. Tomasso have been nominated to succeed themselves. If elected, they will each serve three year terms that expire at the Annual Meeting of Shareholders to be held in 2001 or when their successors are elected and qualified.

     The Board of Directors has a policy which requires an incumbent director who has reached the age of 70 to submit his or her resignation as a director effective as of the date of the Annual Meeting of Shareholders of the Company following the month in which such director's 70th birthday falls. Mr. James F. English, Jr. who was most recently re-elected for a three year term at the Annual Meeting of Shareholders held in 1997, reached the age of 70 during the past year. Accordingly, his resignation will become effective as of the date of the Annual Meeting.

     The Board of Directors has determined not to nominate a candidate to fill the vacancy created by the resignation of Mr. English. Accordingly, the vacancy will continue to exist after the Annual Meeting. Under the applicable provisions of the Connecticut Business Corporation Act and the governing instruments of the Company, the Board will have the power and authority, in its sole and absolute discretion, to fill the vacancy created by the resignation of Mr. English without any further action by the shareholders.

     IT IS INTENDED THAT VOTES WILL BE CAST PURSUANT TO THE ENCLOSED PROXY FOR THE ELECTION OF THE FOUR NOMINEES SET FORTH BELOW UNLESS AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES IS WITHHELD BY SUCH PROXY, IN WHICH CASE IT IS INTENDED THAT VOTES WILL BE CAST FOR THOSE NOMINEES, IF ANY, WITH RESPECT TO WHOM AUTHORITY HAS NOT BEEN WITHHELD. EACH OF THE NOMINEES IS NOW A MEMBER OF THE BOARD OF DIRECTORS. IN THE EVENT THAT ANY OF THE NOMINEES SHOULD BECOME UNABLE OR UNWILLING TO SERVE AS A DIRECTOR, A CONTINGENCY WHICH MANAGEMENT HAS NO REASON TO EXPECT, IT IS INTENDED THAT THE PROXY WILL BE VOTED, UNLESS AUTHORITY IS WITHHELD, FOR THE ELECTION OF SUCH PERSON, IF ANY, AS SHALL BE DESIGNATED BY THE BOARD OF DIRECTORS. THE PROXY CANNOT BE VOTED FOR MORE THAN FOUR NOMINEES.

BIOGRAPHICAL INFORMATION

     The biographical information which follows includes the names and photographs of the nominees for Class I directorships and of incumbent Class II and Class III directors; the principal current occupation or employment of each for the past five years, the number of shares of stock of the Company reported by each as beneficially owned, directly or indirectly, as of November 1, 1997, the year each person became a director of the Company, the age of the director, the Board Committee(s) on which each serves, and the principal directorships held by such persons and other affiliations.

NOMINEES FOR CLASS I DIRECTORS FOR TERMS COMMENCING IN 1998 AND EXPIRING IN
2001
--------------------------------------------------------------------------------


        Name, Age
 Year Elected a Director,
     Shares Owned and
 Board Committee Membership         Principal Occupation and Other Information
----------------------------        ------------------------------------------

[PHOTO]

HERMAN J. FONTEYNE, 58
        1993
  2,354 common shares
   Audit Committee
Compensation Committee

President and Chief Executive Officer
Ensign-Bickford Industries, Inc.
Simsbury, Connecticut
---------------------------------------------------------------------
Mr. Fonteyne received his B.S. Degree in Chemical Sciences from Louvain University in Belgium. After serving in the Belgian Army he started his career with UCB/Fabelta in their textile manufacturing group. In 1966 he joined Monsanto in Europe where he held numerous positions in both the Europe/Africa and U.S. Operations before becoming Managing Director of Monsanto Agricultural Products Com-pany and Corporate Vice President. Mr. Fonteyne joined Ensign-Bickford Industries Inc. in 1982 as its President and Chief Executive Officer. Mr. Fonteyne is a director of Ensign-Bickford Industries, Inc. He also currently serves on the World Affairs Council Board, the AMA General Management Council, the Board of Junior Achievement of North Central Connecticut, and the Executive Council of the Confer-ence Board.

        Name, Age
 Year Elected a Director,
     Shares Owned and
 Board Committee Membership         Principal Occupation and Other Information
----------------------------        ------------------------------------------

[PHOTO]

     DENIS F. MULLANE, 67
           1973
     2,000 common shares
Chair, Committee on Directors
     Executive Committee
     Pension & Investment
        Committee

Principal
Mullane Enterprises
West Hartford, Connecticut
----------------------------------------------------------------------
Mr. Mullane served four years with the U. S. Army in Germany follow-ing his graduation from the U. S. Military Academy at West Point. Mr. Mullane recently retired as Chairman after a 38 year career with Con-necticut Mutual Life. He joined Connecticut Mutual in 1956 as an agent and became its President in 1976 and Chief Executive Officer in 1983. He has been active in community and insurance industry affairs throughout his career. Mr. Mullane is currently active with St. Francis Hospital and Medical Center, The American Leadership Forum, the West Point Association of Graduates and the American College, Bryn Mawr, Pennsylvania. Mullane Enterprises provides advice to its clients about retirement, estate planning and charitable giving.

[PHOTO]

    RICHARD J. SHIMA, 58
           1987
    6,870 common shares
Chair, Compensation Committee
    Executive Committee

Corporate Advisor
West Hartford, Connecticut
----------------------------------------------------------------------
Mr. Shima is a graduate of Harvard University. He served as an officer in the U.S. Navy. He is a member of the American Academy of Actuaries, a trustee of Saint Joseph College, and a director of Hartford Hospital and the Greater Hartford YMCA. He serves as a director of Enhance Financial Services Group, Inc., Associated Electric & Gas Insurance Services, Ltd. (AEGIS), The Trust Company of Connecticut, the Evergreen-Keystone Mutual Funds and Middlesex Mutual Assurance Co. Mr. Shima joined Travelers Companies in 1961 and held several positions in corporate accounting and finance. He became Executive Vice President for all casualty-property business in 1980, Executive Vice President and Chief Investment Officer in 1985, and served as Vice Chairman and Chief Investment Officer until 1991.

        Name, Age
 Year Elected a Director,
     Shares Owned and
 Board Committee Membership         Principal Occupation and Other Information
----------------------------        ------------------------------------------

[PHOTO]

    MICHAEL W. TOMASSO, 44
             1996
     1,176 common shares
Pension & Investment Committee
       Audit Committee

Principal
Tomasso Brothers, Inc.
New Britain, Connecticut
----------------------------------------------------------------------
Mr. Tomasso holds a B.A. degree from Tufts University and an M.B.A. from Babson College. Prior to his joining Tomasso Brothers in 1993, Mr. Tomasso was President, CEO and a Director of Geodyne Resources, Inc. in Houston, Texas, then an affiliate of PaineWebber, Inc. and traded on the American Stock Exchange. Prior to joining Geodyne he was Executive Vice President of Snyder Exploration Company. In this position, he was involved in the natural gas and oil acquisition, development and production businesses. He was also a member of the Board of Directors of PaineWebber Properties. He is currently a member of the Board of Trustees of the Kingswood-Oxford School and is a corporator of the New Britain General Hospital, American Savings Bank, the Boys' and Girls' Club of New Britain and the New Britain-Berlin YMCA. He is also a member of the Steering Committee of Central
Connecticut State University's Institute of Indus- trial and Engineering Technology.

CLASS II DIRECTORS WHOSE TERMS COMMENCED IN 1997 AND EXPIRE IN 1999
--------------------------------------------------------------------------------


        Name, Age
 Year Elected a Director,
     Shares Owned and
 Board Committee Membership         Principal Occupation and Other Information
----------------------------        ------------------------------------------

[PHOTO]

 BESSYE W. BENNETT, 59
         1987
   708 common shares
    Audit Committee
Committee on Directors

Principal
Law Offices of Bessye W. Bennett
Bloomfield, Connecticut
----------------------------------------------------------------------
Mrs. Bennett is a 1958 graduate of Radcliffe College with a B.A. Degree in Government, cum laude. She also holds an M.A. Degree in Education from Trinity College and a J.D. degree from the University of Connecticut Law School. She has been in corporate practice as Associate Counsel and Assistant Vice President at Society for Sav-ings and from 1983 to 1984 as General Counsel to the Connecticut State Employees Retirement Commission. From 1985 to 1991 she served as part-time Deputy Town Attorney for the Town of Bloomfield and from 1992 to 1993 as the Chairman of the Connecticut Commis- sion on Victim Services. Since 1993 Mrs. Bennett has been engaged in the private practice of law. She also serves as a Corporator of the Hartford Public Library, St. Francis Hospital and Medical Center/Mt. Sinai Hospital and The Bushnell and as a trustee of Hartford College for Women, the Hartford Symphony Orchestra, the YMCA, the New Samaritan Corporation and Connecticut Womens' Hall of Fame. She is also a director of The Trust Company of Connecticut.

        Name, Age
 Year Elected a Director,
     Shares Owned and
 Board Committee Membership         Principal Occupation and Other Information
----------------------------        ------------------------------------------

[PHOTO]

  BEVERLY L. HAMILTON, 51
          1982
    1,144 common shares
Chair, Pension & Investment
         Committee

President
ARCO Investment Management Company
Los Angeles, California
----------------------------------------------------------------------
A homeowner in Connecticut since 1980, Mrs. Hamilton is a graduate of the University of Michigan where she received a B.A. with honors. She also studied at New York University's Graduate School of Business. Mrs. Hamilton is President of ARCO Investment Management Company, a subsidiary of Atlantic Richfield, where she also has been a Vice President since 1991. She served as Deputy Comptroller for the City of New York for four years. Mrs. Hamilton joined United Technologies in 1980, and served as a Vice President from 1981 to 1987. For the previous five years she was a Vice President of Morgan Stanley & Co., Inc. Prior to that she was a Vice President and principal with Auerbach, Pollak, and Richardson, a trust officer at Manufacturers Hanover, and a research analyst with ITT Corporation. Mrs. Hamilton is a director of United Asset Management Corp., as well as the Stanford (University) Management Company, the American Funds Emerging Markets Growth Fund, and Mass Mutual's Institutional and Series Funds.


[PHOTO]

  HARVEY S. LEVENSON, 57
           1990
    3,018 common shares
  Compensation Committee
Chair, Executive Committee

President, Retired
Kaman Corporation
Bloomfield, Connecticut
----------------------------------------------------------------------
Mr. Levenson holds B.A. and J.D. degrees from Drake University and an L.L.M. from Georgetown University. He was an attorney with the Treasury Department, Washington, D.C. until 1968. From 1968 to 1982, he practiced law at the Hartford law firm of Murtha, Cullina, Richter and Pinney. In 1996, Mr. Levenson retired as President and Chief Operating Officer of Kaman Corporation, which he joined in 1982. Mr. Levenson is a managing member of Hamleg Enterprises, L.L.C., a private investment company, and currently serves as a corporator of St. Francis Hospital, Hartford Hospital, and The Institute of Living.

        Name, Age
 Year Elected a Director,
     Shares Owned and
 Board Committee Membership         Principal Occupation and Other Information
----------------------------        ------------------------------------------
CLASS III DIRECTORS WHOSE TERMS COMMENCED IN 1997 AND EXPIRE IN 2000
--------------------------------------------------------------------------------

[PHOTO]

VICTOR H. FRAUENHOFER, 64
           1978
  40,671 common shares
   Executive Committee

Chairman and Chief Executive Officer
CTG Resources, Inc.
Hartford, Connecticut
----------------------------------------------------------------------
Mr. Frauenhofer joined the Company in 1961 and held various posi-tions until he was elected President in 1983. He was named to the additional positions of Chief Executive Officer in 1987 and Chairman in 1991. He is a graduate of Bentley College and Harvard AMP. He is Chairman, and a director of each of the Company's subsidiaries. He serves on the Board of Directors of Spencer Turbine Company and the Connecticut Capitol Region Growth Council, Inc. He is a trustee of the Connecticut Policy and Economic Council, Inc. He is a past chairman of the New England Gas Association and a past member of the Board of Directors of the American Gas Association.


[PHOTO]

 ARTHUR C. MARQUARDT, 50
          1996
  10,250 common shares

President and Chief Operating Officer
CTG Resources, Inc.
Hartford, Connecticut
----------------------------------------------------------------------
Mr. Marquardt has been the President and Chief Operating Officer of the Company since December 1, 1996. Prior to joining the Company, he was the Senior Vice President at the Long Island Lighting Company's Gas Business Unit. Mr. Marquardt has had extensive and varied business experience at Combustion Engineering, Inc.; General Electric Company; Quadrex Corporation; and Pacific Nuclear Systems, Inc. where he was President and Chief Operating Officer. He also serves as a Director of the Hartford Ballet and the Hartford Downtown Council.

        Name, Age
 Year Elected a Director,
     Shares Owned and
 Board Committee Membership         Principal Occupation and Other Information
----------------------------        ------------------------------------------

[PHOTO]

LAURENCE A. TANNER, 51
         1993
  1,321 common shares
 Compensation Committee
  Pension & Investment
        Committee

President and Chief Executive Officer
New Britain General Hospital
New Britain, Connecticut
----------------------------------------------------------------------
Mr. Tanner is a graduate of the University of Rhode Island and Yale University where he received a Master's degree. Mr. Tanner joined New Britain General Hospital and its affiliated corporations as Presi-dent and Chief Executive Officer in 1987. He also serves as Presi-
dent and Chief Executive Officer of the Central Connecticut Health Alliance, which is a holding company for New Britain General Hospital and several affiliated corporations. Prior to joining New Britain Gen-General Hospital, he was the President and Chief Executive Officer of Bristol Hospital. Mr. Tanner is a past Chairman of the Association for the Advancement of Medical Instrumentation, a national organization located in Washington, D.C. In addition, he is a director of the New Britain Chamber of Commerce, the Voluntary Hospitals of America,
Southern New England Chapter, and the Connecticut Hospital Association. He is a corporator of the New Britain/Berlin YMCA, The Hospital for Special Care, the Connecticut Children's Medical Center and the Klingberg Family Center, and a trustee of the Jerome Home of New Britain.

     The indicated shares include shares held by spouses, children and relatives sharing a director's home as to which beneficial ownership has been disclaimed and in the case of Mr. Frauenhofer, shares held for his account in the Company's Employee Savings Plan.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors as well as persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on the Company's review of the copies of such forms received or written representations from certain reporting persons that no reporting was required, the Company believes during fiscal year 1997 all filing requirements were met.

BOARD COMMITTEES

     The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee, a Pension and Investment Committee, and a nominating committee known as the Committee on Directors.

     Audit Committee members are Mr. English, Chair, Mrs. Bennett and Messrs. Fonteyne and Tomasso. This Committee recommends to the Board of Directors a firm of independent public accountants to audit the books and accounts of the Company. The Committee reviews the reports prepared by the independent public accountants and recommends to the Board any actions deemed appropriate in connection with the reports. The Company's director of internal audit reports annually to the Committee on internal auditing activities and is authorized to report directly to the Committee more frequently should the need arise. The Audit Committee held three meetings during the most recent fiscal year.

     Compensation Committee members are Mr. Shima, Chair, and Messrs. Levenson, Fonteyne and Tanner. The Committee establishes salaries and benefits for all officers of the Company and its subsidiaries, subject to Board approval. The Committee reviews all compensation and benefit programs offered by the Company and its subsidiaries. The Compensation Committee met nine times during the most recent fiscal year.

     Executive Committee members are Mr. Levenson, Chair, and Messrs. Shima, Frauenhofer and Mullane. Pursuant to the Bylaws, the Executive Committee has charge of all matters which may be referred to it by the Board of Directors and generally has oversight and authority with regard to all business of the Company when the Board of Directors is not in session; except that it may not: (i) authorize distributions; (ii) approve or propose to shareholders action for which Connecticut law requires shareholder approval; (iii) fill vacancies on the Board or any Board committee; (iv) amend the Certificate of Incorporation when the Board is permitted to do so without shareholder approval; (v) adopt, amend or repeal the Bylaws; (vi) approve a plan of merger not requiring shareholder approval; (vii) authorize or approve the reacquisition of shares of Company stock, except according to a formula or method prescribed by the Board; or
(viii) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares unless authorized by the Board within specifically prescribed limits. The Executive Committee met nine times during the most recent fiscal year.

     The Pension & Investment Committee is composed of Mrs. Hamilton, Chair, and Messrs. Mullane, Tanner, and Tomasso. The Pension & Investment Committee oversees the financial management of all qualified and non-qualified plans of deferred compensation, trusts relating to such plans, and similar arrangements sponsored by the Company. The Committee recommends contributions and amendments to such plans and has the authority to select, remove, review the performance of, and allocate assets among managers, trustees, insurance companies and other financial advisors as necessary to fully discharge its duties. The Committee met three times during fiscal year 1997.

     The Committee on Directors is composed of Mr. Mullane, Chair, Mrs. Bennett, and Mr. English. This Committee considers candidates for vacancies on the Board, including written shareholder recommendations, and recommends nominees to the Board when the need arises. The Company's Bylaws provide that, in order for a shareholder to nominate a candidate for election as a director of the Company, a shareholder must provide written notice to the Secretary of the Company of such shareholder's intention to so nominate a candidate not less than seventy days nor no more than ninety days prior to the Annual Meeting of Shareholders (See "1999 Annual Meeting-shareholder Proposals" below). The Committee met twice during fiscal year 1997.

     During the 1997 fiscal year the Board of Directors held ten meetings and there were twenty-six committee meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and committees on which they serve.


COMPENSATION OF DIRECTORS

     During the 1997 fiscal year, directors received an annual retainer fee of $11,000 plus $800 for each Board or committee meeting attended. A chairperson of a committee received $850 for each committee meeting chaired in lieu of $800. A plan of deferred compensation for services as a director is made available to directors. No director who also is an employee of the Company receives any fees for service on the Board.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policy

     The Compensation Committee's compensation program for officers of the Company and its subsidiaries, including the Chief Executive Officer, is designed to relate total compensation to corporate performance. Such compensation is comprised of base salary and distributions pursuant to the Annual Incentive Plan and Executive Restricted Stock Plan. As a result, a significant percentage of an officer's total compensation is dependent upon corporate financial performance. The program offers total compensation opportunities which are competitive with other leading gas utilities and which enable the Company to compete for and recruit executive talent critical to the Company's long term success.

1997 Executive Compensation

     The first component of each officer's compensation, including the Chief Executive Officer, Mr. Frauenhofer, is base salary. To determine base salaries, the Committee chiefly relies upon data for executives in similar positions in comparable, or peer group, companies and selects as a target the average salary of this group. Base salaries are targeted to the average level of industry peers in recognition that the potential for additional compensation offered by the Annual Incentive Plan and Executive Restricted Stock Plan provides incentive to improve corporate performance and increase shareholder value. The companies which comprise the industry peer group generally used by the Committee are listed below in the discussion under Corporate Performance Graph.

     Under the Annual Incentive Plan, cash awards are made to participants based upon the performance of the Company in the prior fiscal year. Plan participants are eligible for awards that are targeted amounts, stated as percentages of salaries that range from 5 to 30 percent. The performance of the Company in achieving specified return-on-equity goals for the regulated and non-regulated operations, and a specified earnings-per-share goal for consolidated operations is measured at year-end on a scale from 0 to 100 percent. Using these criteria, the overall performance rating for awards paid in 1997 with respect to performance in 1996 was 73%. This result is then applied to each officer's targeted award to determine the actual award.

     The Executive Restricted Stock Plan promotes the achievement of long term corporate goals by providing key employees an opportunity to achieve a greater ownership interest in the Company. Under the Plan, 200,000 shares of the Common Stock of the Company have been reserved for issuance in the form of restricted stock awards to principal officers and other key personnel of the Company who are designated by the Board of Directors as being eligible to participate. The vesting of all restricted share awards under the plan is contingent upon the "total return" to shareholders over multi-year periods as compared to a peer group of 18 gas companies whose identities are listed below under Corporate Performance Graph. Total return is comprised of changes in average value of the Common Stock plus dividends. Vesting of such awards is also contingent upon continued employment. A total of 25,520 shares were awarded to 12 individuals, effective October 1994 and another 41,800 shares were awarded to 11 individuals effective October 1996.

Company Performance and CEO Compensation

     The foregoing principles and plans were used by the Committee and the Board of Directors to determine Mr. Frauenhofer's 1997 annual compensation, as well as compensation levels of the Company's other officers. Accordingly, Mr. Frauenhofer's total compensation was determined with reference to compensation paid by peer companies, the Company's financial performance in 1996, and the Committee's overall assessment of his individual performance.

Limitation on Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1 million per year paid or accrued for each of its chief executive officer and four other most highly compensated executive officers. Certain "performance based" compensation is not subject to the limitation of deductibility provided that certain shareholder approval and independent director requirements are met.

     The total compensation paid or payable to each of the Company's executive officers does not exceed $1 million per year. Therefore, the Committee does not believe that the limitation on deductibility of executive compensation is currently material. The Committee will continue to review the situation in light of future events with the objective of achieving deductibility to the extent appropriate.

                                                         Compensation Committee:
                                                         Richard J. Shima, Chair
                                                         Harvey S. Levenson
                                                         Laurence A. Tanner
                                                         Herman J. Fonteyne

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As set forth above, the members of the Compensation Committee for fiscal year 1997 were Messrs. Shima, Chair, Levenson, Fonteyne and Tanner. All four members are non-employee directors and, except as set forth below, none has any direct or indirect material interest in or relationship with the Company outside of his position as director.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As part of the commercial and industrial marketing program of Connecticut Natural Gas Corporation ("CNG"), CNG loaned $500,000 to New Britain General Hospital in March, 1994. Laurence Tanner is the President and Chief Executive Officer of the hospital and a director of CNG and the Company. The proceeds of the loan were used to purchase and install gas air conditioning equipment. The loan is to be repaid over a five year term at 7.5% interest, however a portion of the interest payment may be returned to the hospital on a quarterly basis. As of November 10, 1997 all payments have been made and the outstanding indebtedness is $48,358. The foregoing terms are substantially similar to other transactions CNG has entered into with other large gas customers.

     To  the  Company's  knowledge,   there  were  no  other  interrelationships
involving either members of the Compensation Committee or other directors of the Company requiring disclosure in this Proxy Statement.

SUMMARY EXECUTIVE COMPENSATION

     The following table provides certain information relating to the compensation of the Company's Chief Executive Officer and its four other most highly compensated executive officers for fiscal years 1997, 1996 and 1995.


                           SUMMARY COMPENSATION TABLE


                                                                                   Long Term
                                   Annual Compensation                            Compensation
                             --------------------------------                    -------------
                                                                    Other            LTIP         All Other
         Name and             Fiscal     Salary       Bonus         Annual          Payouts        Comp.
    Principal Position         Year      ($)(a)      ($)(b)      Comp. ($)(c)       ($)(d)         ($)(e)
--------------------------   --------   ---------   ---------   --------------   -------------   ----------
Victor H. Frauenhofer            1997     329,967      70,036           59,095               0      114,678
Chairman, Chief                  1996     318,000      40,510            5,531          48,603       57,212
Executive Officer                1995     307,500     106,650            4,863          50,368       72,850

Arthur C. Marquardt*             1997     228,551      76,731                0               0       14,953
President and Chief              1996        --          --               --              --            --
Operating Officer                1995        --          --               --              --            --

James P. Bolduc                  1997     180,333      64,323                0               0       63,207
Executive Vice President         1996     150,350      15,961              293          11,286       18,692
and Chief Financial              1995     145,167      44,567              255          11,703       21,074
Officer

Anthony C. Mirabella             1997     142,250      20,220           13,142               0       34,996
Senior Vice President-           1996     137,833      12,137              545          10,109       17,175
Operations                       1995     133,633      32,087              478          10,476       19,808
and Chief Engineer

Reginald L. Babcock              1997     137,267      19,506                0               0       45,088
Vice President, General          1996     132,850       8,463              515          19,224       17,699
Counsel and Secretary            1995     125,983      35,054              606          18,137       20,962

*  Mr. Marquardt joined the Company during fiscal year 1997.

a) For fiscal year 1997, the amount reported in this column includes $37,500 deferred at the election of Mr. Marquardt.

b) For fiscal year 1997, the amount reported in this column includes $10,110 deferred at the election of Mr. Mirabella.

c) Represents amount reimbursed to the officer by the Company for the payment of taxes resulting from such officers' participation in the Executive Life Insurance Program.

(d) During fiscal year 1997,  there were no restricted  stock awards  which  vested.
    The number and value of aggregate  restricted stock holdings including dividends reinvested  as of  September  30,  1997 for each of the listed  officers  was as follows: Mr. Frauenhofer,  16,650 shares, $385,031 value; Mr. Marquardt,  10,250 shares, $237,031 value; Mr. Bolduc, 9,478 shares, $219,179 value; Mr. Mirabella,
    5,673 shares,  $131,188 value;  and Mr. Babcock,  5,447 shares,  $125,962 value.
    Values are calculated based on the share price of $23.125 on September 30, 1997, however,  a portion of these restricted stock shares were forfeited  pursuant to the  performance  features of the Plan on October 1, 1997.  The total  aggregate holdings  (including  restricted stock shares) of each of the listed officers as of November 1, 1997 is listed on page 19 below in the table  listing  beneficial ownership of company stock.

(e) For   fiscal  year  1997,  amounts  reported  in  this  column  consist  of  the following: for Mr. Frauenhofer:  $24,288-unvested dividends earned on restricted stock as of  September  30, 1997,  $9,500-401(k)  Plan,  $70,641-executive  life insurance  plan,  $10,249-Deferred  Compensation  Plan  B;  for  Mr.  Marquardt:
    $14,953-unvested  dividends earned on restricted stock as of September 30, 1997;
    for Mr.  Bolduc:  $13,826-unvested  dividends  earned on restricted  stock as of
    September 30, 1997,  $7,790-401(k) Plan,  $41,805-executive life insurance plan,
    $326-Deferred  Compensation  B;  for Mr.  Mirabella:  $8,276-unvested  dividends earned  on  restricted  stock as of  September  30,  1997,  $8,535-401(k)  Plan,
    $18,185-executive   life  insurance  plan;  for  Mr.  Babcock:   $7,938-unvested
    dividends  earned on restricted  stock as of September  30, 1997,  $6,176-401(k)
    Plan, $30,974-executive life insurance plan.

The Executive Life Insurance Program (split dollar life insurance) is available to officers and other key employees in conjunction with the group term life insurance generally provided to salaried employees. Under the plan, the Company pays the entire amount of the premiums due on the policies but is reimbursed for the aggregate amount of all such premiums out of the proceeds of the policies upon the death of the covered executives. The amounts set forth above represent the full amount of the annual premium paid on behalf of the named executive officers.

For executives who were over the age of 52 at the inception of the program, the program provides that the Company will continue to pay the premiums for a fixed period of ten years from the inception of the policies which, in the case of certain officers over the age of 52, means that the Company will pay the premiums for some period of time after the regularly scheduled retirement date of the officer. The Company has changed the methodology used to report the split dollar information included in this proxy statement due to changes that were made in the overall Executive Life Insurance Program which insure that the Company will be reimbursed for aggregate premiums paid. Of the named executive officers shown in the table, only Messrs. Frauenhofer and Mirabella were over the age of 52 at the inception of their policies.

CHANGE OF CONTROL

     The Company has Change of Control Employment Agreements with its Chief Executive Officer and eight other officers of the Company. The Agreements become effective upon a Change of Control (as defined therein) and provide that for a period of three years following a Change of Control in the event of termination of a covered executive's employment without cause or for Good Reason by the executive, the covered executive is entitled to a lump sum severance payment of between 2 and 3 times his or her annual salary and annual bonus, together with three years pension credit and continued welfare benefits. The Agreement also provides for an additional payment to make the executive whole for any excise taxes imposed by Section 4999 of the Internal Revenue Code on payments made to him that are contingent on a Change of Control.


LONG TERM INCENTIVE PLAN

     The following table provides  information  about long term incentive awards
granted   during  fiscal  year  1997  to  the  officers  named  in  the  Summary
Compensation Table.


            LONG TERM INCENTIVE PLAN AWARDS IN THE LAST FISCAL YEAR


                                          Performance or        Estimated          Estimated
                                           Other Period       Future Payouts     Future Payouts
                           Number of     Until Maturation       Threshold           Maximum
         Name               Shares          or Payout              ($)                ($)
-----------------------   -----------   ------------------   ----------------   ---------------
Victor H. Frauenhofer          10,000            1998-1999         -0-                 $231,250
Arthur C. Marquardt             9,600            2000-2002         -0-                 $222,000
James P. Bolduc                 6,600            2000-2002         -0-                 $152,625
Anthony C. Mirabella            3,500            2000-2002         -0-                  $80,938
Reginald L. Babcock             3,400            2000-2002         -0-                  $78,625

     The Executive Restricted Stock Plan (the "Restricted Stock Plan") provides long term incentives to officers and other key employees of the Company. The Restricted Stock Plan is designed to reward such officers and key employees for the Company's achievement of long term financial performance in comparison to a peer group of eighteen other gas utilities. Financial performance is measured over various periods based on the Company's ranking of total shareholder return against the peer group for the applicable measurement period.

     During fiscal year 1997, each of the officers except the CEO named in the Summary Compensation Table was granted an award of restricted stock, one-third of which is scheduled to vest during each of 2000, 2001 and 2002, assuming the performance criteria set forth in the agreements evidencing the awards are satisfied. In the case of the CEO, one-half was scheduled to vest in fiscal 1998, the other half in fiscal 1999. The awards will be adjusted upward or downward at the end of each measurement period, depending on the financial performance of the Company. If the Company's total shareholder return for each measurement period is in the top quartile of the peer group, 150% of the original grant will vest and be distributed. If the Com-pany's total shareholder return for each measurement period is in the second quartile, 75% of the original grant will vest and be distributed. If the Company's total shareholder return for each measurement period is in the third quartile, 25% of the original grant will vest and be distributed. Finally, if the Company's total shareholder return for each measurement period is in the fourth quartile, the original grant will be forfeited.

     The amounts set forth in the Long Term Incentive Plan Awards Table show the range in the value of estimated payouts under the fiscal 1997 awards assuming the Company's total shareholder return for the measurement periods falls in either the first or fourth quartile of performance. The amounts set forth are based on the closing price of the Common Stock on September 30, 1997 of $23.125, and are calculated without regard to the reinvestment of dividends during the period between the date of grant and the vesting of the awards. Restricted stock awards were also granted to certain executive officers and key employees during fiscal 1994.


RETIREMENT PLANS

     The Company maintains two noncontributory defined benefit retirement plans which provide benefits for certain employees (except for employees covered by collective bargaining agreements) who have completed one year of continuous service and have met certain age requirements. One such plan is qualified under the applicable provisions of the Internal Revenue Code (the "Pension Plan"), and the other is a nonqualified supplemental Officers Retirement Plan (the "Officers Retirement Plan").

     Under the Pension Plan, retirement benefits are computed by multiplying the average of the employee's five highest years of annual pensionable earnings out of the last 15 by a specified percentage accrual based on years of credited service. Benefits accrue at 2% per year of service up to 30 years of service and thereafter an additional 1% per year up to 35 for a maximum accrual of 65%. Benefits paid under the Pension Plan are offset by a portion of the employee's social security benefits. The plan provides for several optional forms of benefit payments, including a straight life annuity, various joint and survivor options, and a continuous and certain benefit option. Employees are fully vested under the Pension Plan after five years of continuous service with the Company.

     The Officers Retirement Plan operates in conjunction with and as a supplement to the Pension Plan. The benefits payable under the Officers Retirement Plan are calculated as continuous and certain benefits for unmarried individuals, and as joint and survivor benefits for married individuals. Benefits paid under the Officers Retirement Plan are based on the highest rate of annual base salary paid to the officer at any time throughout his or her career. For purposes of the Officers Retirement Plan, the salary upon which benefits are based excludes compensation received pursuant to the Annual Incentive Plan, which amounts are reflected in the bonus category of the Summary Compensation Table above. An officer is eligible to receive 60% of base salary at age 60 and for officers with more than 25 years of service there is an additional one percent accrual for each year up to 30 for a maximum accrual of 65%. Such benefits are offset by fifty percent of social security benefits payable to each participant, and by the benefits computed under all other defined benefit pension plans to which the officer is entitled from the Company or from previous employment. Also, no officer's benefit (when combined with benefits under the pension plan) will be less than the benefit that would be received under the Pension Plan formula as determined without regard to the application of any Internal Revenue Service limitations on compensation or benefits payable from a qualified plan in determining the benefit level. In the case of any officer who has been employed by the Companies for less than fifteen years at the time of retirement, any benefits under the Officers' Retirement Plan are adjusted in proportion that such officer's years of service are to fifteen.

     The credited years of service as of September 30, 1997, for the five individuals named in the Summary Compensation Table are as follows: Mr. Frauenhofer, 36 years, Mr. Marquardt, 1 year, Mr. Bolduc, 27 years, Mr. Mirabella, 26 years, and Mr. Babcock, 18 years. The estimated annual benefits payable upon retirement under the plans are as follows: Mr. Frauenhofer, $207,907; Mr. Marquardt, $141,696; Mr. Bolduc, $101,900; Mr. Mirabella $84,940
Mr. Babcock, $81,240.


CORPORATE PERFORMANCE GRAPH

     The following graph compares the total shareholder returns produced by the Company over the last five fiscal years to the Standard & Poor's 500 Stock Index ("S & P 500") and the "CTG Peer Group." The CTG Peer Group consists of the following Companies: Atmos Energy Corporation, Bay State Gas Company, Colonial Gas Company, Connecticut Energy Corporation, Energen Corporation, Indiana Energy, Inc., Laclede Gas Company, New Jersey Resources Corporation, Northwest Natural Gas Company, NUI Corporation, Pennsylvania Enterprises, Piedmont Natural Gas, Inc., Providence Energy Corporation, Public Service Company of North Carolina, Inc., South Jersey Industries, Inc., SEMCO, Southern Union Company, and Yankee Energy Systems, Inc. Total return values for the S & P 500, the CTG Peer Group and the Company were calculated based on cumulative total return values assuming reinvestment of dividends.

     The CTG Peer Group is the same group generally used by the Compensation Committee in its analysis and evaluation of employee compensation.

         [THE FOLLOWING TABLE REPRESENTS A GRAPH IN THE PRINTED PIECE]



                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                 AMONG CTG RESOURCES, INC., THE S & P 500 INDEX
                             AND THE CTG PEER GROUP




       CTG RESOURCES, INC.        PEER GROUP       S & P 500
9/92          100                   100             100
9/93          146                   130             113
9/94          113                   114             117
9/95          114                   122             152
9/96          133                   147             183
9/97          136                   175             257



*  $100 INVESTED ON 9/30/92 IN STOCK OR INDEX--
   INCLUDING REINVESTMENT OF DIVIDENDS.
   FISCAL YEAR ENDING SEPTEMBER 30.

OWNERSHIP OF COMPANY STOCK

     The following shows the Company's Common Stock beneficially owned by each of the named Officers listed in the Summary Compensation Table above and the beneficial ownership of all directors and executive officers as a group as of November 1, 1997.



                                                   Amount
                        Name of Beneficial      Beneficially
Title of Class                Owner                Owned*
--------------          ------------------      ------------
Common Stock            Victor H. Frauenhofer        40,671
Common Stock            Arthur C. Marquardt          10,250
Common Stock            James P. Bolduc              15,690
Common Stock            Anthony C. Mirabella         14,209
Common Stock            Reginald L. Babcock          10,107


                                Amount Beneficially
                                    Owned by all
                            Executive Officersand Directors
                            -------------------------------

Common Stock .......................... 117,736
------------
* No officer or director owns more than one percent of any class of the Company's stock. The percentage of shares owned by all officers and directors as a group is 1.1% percent of the Company's Common Stock.

     The Company is aware of no shareholders who owned beneficially more than 5% of a class of its voting securities on November 1, 1997.


ITEM 2
APPOINTMENT OF AUDITORS

     The Board of Directors has reappointed Arthur Andersen LLP as auditors for the fiscal year ending September 30, 1998, subject to shareholder ratification of such appointment at the Annual Meeting. In the event that shareholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors will consider the selection of other independent public accountants.

     Arthur Andersen LLP has advised the Board of Directors that neither such firm nor any member nor associate thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries or has had any connection during the past three years with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of such firm is expected to be available at the Annual Meeting to respond to appropriate questions and to be afforded the opportunity to make a statement.

1999 ANNUAL MEETING-SHAREHOLDER PROPOSALS

     From time to time, shareholders of the Company may desire to submit proposals which they believe should be voted upon at the Annual Meeting or to nominate persons for election to the Board of Directors. The Company's Bylaws provide that, in order for a shareholder to nominate a candidate for election as a director of the Company or to propose other business to be brought before an Annual Meeting, a shareholder must deliver a written notice to the Secretary of the Company at the principal executive offices of the Company not less than seventy nor more than ninety days prior to the first anniversary of the preceding year's Annual Meeting. In the event that the date of the Annual meeting is advanced by more than twenty days or delayed by more than seventy days from such anniversary date, such written notice must be delivered not earlier than the ninetieth day prior to the Annual meeting and not later than the close of business on the later of the seventieth day prior to the Annual Meeting or the tenth day following the day on which public announcement of the date of the meeting is first made.

     Any such written notice must set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

     Pursuant to applicable rules promulgated under the Exchange Act, some shareholder proposals may be eligible for inclusion in the Company's proxy statement distributed in connection with the next Annual Meeting of Shareholders. To be eligible for inclusion, any such proposal must be submitted in writing to the Secretary of the Company no later than August 26, 1998. Shareholders interested in submitting such a proposal are advised to contact legal counsel knowledgeable with respect to the detailed requirements of such securities rules.


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

OTHER MATTERS

     The Board of Directors and management of the Company do not know of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.



                                            BY ORDER OF THE BOARD OF DIRECTORS,




                                                          /s/REGINALD L. BABCOCK
                                                         -----------------------
                                                            REGINALD L. BABCOCK,
                                                                 Vice President,
                                                     General Counsel & Secretary

December 26, 1997

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